EXHIBIT 23.2

                          Independent Auditors' Consent


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Dtomi, Inc. of our report for the year ended December 31, 2001 and from September 20, 2000 (inception) to December 31, 2000, dated March 22, 2002, relating to the financial statements of International Manufacturers Gateway, Inc. (predecessor of Dtomi, Inc.) and our report for the year ended December 31, 2000 and from May 25, 1999 (inception) to December 31, 1999, dated March 22, 2002 relating to the financial statements of American Manufacturers.com, Inc. (predecessor of International Manufacturers Gateway, Inc. ) which reports appears in the January 21, 2002 current report on Form 8-K/A (amendment 1) of Dtomi, Inc.

Our reports, both dated March 22, 2002 contains explanatory paragraphs that state that International Manufacturers Gateway, Inc. and American Manufacturers.com, Inc., have ceased operations, liquidated substantially all assets, and are in default on certain related party notes payable and on certain notes payable to banks which raises substantial doubt about their ability to continue as going concerns. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ SALBERG & COMPANY, P.A.
    Boca Raton, Florida
    August 28, 2002